Exhibit 99

Cynthia A. Demers – Corporate and Government Affairs
(480) 754-4090

Stephen D. Blum – Investor Relations
(480) 754-5040

The Dial Corporation Announces Management Change

Scottsdale, Ariz., May 6, 2003 – The Dial Corporation (NYSE: DL) today announced that Robert F. Bernstock, Senior Vice President-General Manager, Air Fresheners, Food Products and Branded Commercial Markets has announced his resignation effective May 6, 2003.

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

# # #